Exhibit 10.2
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this 21st day of May, 2008, by and among Merge Healthcare Incorporated, a Wisconsin corporation (“Merge”), SunTrust Bank, a Georgia banking corporation, as escrow agent hereunder (the “Escrow Agent”), and Merrick RIS, LLC, a Delaware limited liability company (“Merrick”).
BACKGROUND
     A. Merge, Merrick and certain subsidiaries of Merge have entered into that certain Securities Purchase Agreement, dated May 21, 2008 (the “Purchase Agreement”), pursuant to which Buyer will purchase newly issued shares of Common Stock of Merge and a new series of senior secured term notes of Merge.
     B. Under the Purchase Agreement, Merrick may have certain obligations to pay amounts to Merge upon (i) consummation of the transactions contemplated by the Purchase Agreement of (ii) a termination of the Purchase Agreement in accordance with Section 8 of the Purchase Agreement and Article III hereof.
     C. To secure these payment obligations, Merrick will deposit a the sum of $1,000,000 (such amount, as reduced from time to time by the payments provided for hereunder, the “Escrow Deposit”) with the Escrow Agent hereunder.
     D. Merge and Merrick desire to secure the services of the Escrow Agent, and the Escrow Agent is willing to provide such services pursuant to the terms and subject to the conditions of this Agreement.
     E. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.
          NOW, THEREFORE, in consideration of these promises and the mutual and dependent promises hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I. APPOINTMENT OF ESCROW AGENT;
RESIGNATION AND SUCCESSOR
          Section 1.1 Appointment of Escrow Agent. Merge and Merrick each hereby appoints the Escrow Agent to serve as escrow agent under this Agreement. The Escrow Agent hereby accepts such appointment and upon receipt by wire transfer of the Escrow Deposit agrees to hold, invest and disburse the Escrow Deposit and any and all interest and income earned thereon in accordance with the terms hereinafter set forth.
          Section 1.2 Resignation and Removal of Escrow Agent; Appointment of Successor. The Escrow Agent acting at any time hereunder may resign at any time by giving at least thirty (30) days’ prior written notice of resignation to Merge and Merrick, such resignation to be effective on the date specified in such notice. Merge and Merrick may at any time jointly remove the Escrow Agent, with or without cause, by giving at least thirty (30) days’ prior written notice of removal, signed by both Merge and Merrick, to the Escrow Agent. Upon the resignation or removal of the Escrow Agent, Merge and Merrick will jointly appoint a bank or trust company with a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000) as successor Escrow Agent, by a written instrument delivered to such Escrow Agent whereupon such successor Escrow Agent will succeed to all the rights and obligations of the retiring Escrow Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Agreement, the retiring Escrow Agent will duly transfer and deliver the Escrow Deposit at the time held by the retiring Escrow Agent to the newly appointed escrow agent. If Merge and Merrick have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may deposit the Escrow Deposit into the registry or custody of any court of competent jurisdiction and notify the other parties hereto of such deposit, and thereupon the Escrow Agent shall be discharged from all further duties as escrow agent hereunder. The Escrow Agent shall have no duty with respect to the designation or appointment of any successor escrow agent hereunder.
ARTICLE II. ESCROW ARRANGEMENTS
          Section 2.1 Liability Secured by the Escrow Deposit. Merge and Merrick hereby agree, and the Escrow Agent acknowledges, that this Agreement has been executed and delivered and the Escrow Account (as defined in Section 2.2(b) hereof) is hereby established to facilitate the payment of Merrick’s obligations under the Purchase Agreement. The Escrow Deposit will be disbursed only in accordance with Article III hereof.
          Section 2.2 Delivery of the Escrow Deposit.
          (a) Simultaneously with the execution of this Agreement, Merrick will deliver or cause to be delivered to the Escrow Agent the Escrow Deposit by wire transfer of immediately available funds.
          (b) The Escrow Agent will hold the Escrow Deposit in an escrow account (the “Escrow Account”) for the benefit of Merrick and Merge. The Escrow Deposit will not be subject to any lien or attachment of any creditor or any party thereto and will be used solely for the purposes and subject to the conditions set forth in this Agreement.
          (c) Except for the release of the Escrow Deposit pursuant to Article III hereof, and any transfer thereof pursuant to Section 1.2 hereof or payment of earnings thereon pursuant to Section 2.4 hereof, the Escrow Agent will not sell or transfer any of the Escrow Deposit.
          Section 2.3 Investment of the Escrow Deposit. The Escrow Agent is hereby authorized and directed to invest moneys held in the Escrow Account in savings accounts with, repurchase agreements, or certificates of deposit issued by, federally chartered banks or trust companies, the assets of which are at least $100,000,000 in excess of their liabilities, or a RidgeWorth Money Market Fund (the “Permitted Investments”). Unless jointly instructed otherwise in writing by Merrick and Merge, the Escrow Agent shall invest all funds held pursuant to this Agreement in a RidgeWorth Money Market Fund.
          Except as provided in this Section 2.3, the Escrow Agent will have no power or duty to invest the Escrow Deposit or to make substitutions therefor or to sell, transfer or otherwise dispose of investments acquired hereunder, provided, however, the Escrow Agent shall have the right to liquidate any investment held in order to provide funds necessary to make required payments under this Agreement.
          Merge and Merrick recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any Permitted Investment. The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Agreement.
          The Escrow Agent shall send statements to Merge and Merrick reflecting activity in the Escrow Account upon the request of Merge or Merrick (but not more frequently than on a monthly basis). Although each of Merge and Merrick recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Merge and Merrick hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month.
          Section 2.4 Earnings on Escrow Deposit; Tax Liabilities. Interest and other earnings on the Escrow Deposit shall be paid to Merrick quarterly by the Escrow Agent and any remaining amount promptly upon the final release of any balance of the Escrow Deposit pursuant to this Agreement. Any tax liabilities arising from such interest or other earnings shall be for the account of Merrick. On or before the execution and delivery of this Agreement, Merrick shall provide to the Escrow Agent a completed Form W-9. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon.
ARTICLE III. RELEASE OF THE ESCROW DEPOSIT
          Section 3.1 Release upon the Closing Date. Upon the receipt of joint written instructions signed by an authorized officer of Merge and Merrick directing the Escrow Agent to release the Escrow Deposit, the Escrow Agent will release to Merge the Escrow Deposit in accordance with such instructions as partial satisfaction of the Purchase Price under the Purchase Agreement.
          Section 3.2 Release upon the Termination of the Purchase Agreement.
          (a) In the event that Merge terminates the Purchase Agreement in accordance with Section 8(a) of the Purchase Agreement and (i) all of the conditions set forth in Section 7 of the Purchase Agreement to have been satisfied by the Companies prior to the Closing have been so satisfied or waived by the Buyer and (ii) Merge suffers damages as a result of Merrick’s breach of the Purchase Agreement, Merge may deliver to the Escrow Agent (with a copy to

Merrick) a written notice (a “Notice of Claim”) (i) setting forth a description of damages relating to Merrick’s breach of the Purchase Agreement (a “Termination Claim”), (ii) providing evidence satisfactory to the Escrow Agent that the Termination Claim has been delivered to Merrick and (iii) containing wire transfer instructions.
          (b) If Merrick objects to the Termination Claim, Merrick will, within five (5) business days after Merrick’s receipt of the Notice of Claim (the “Reply Period”), deliver to the Escrow Agent (with a copy to Merge) a certificate (a “Reply Certificate”) specifying (i) its objection to the payment of the Escrow Deposit and (ii) in reasonable detail the nature and basis for such objection. Merge and Merrick will negotiate in good faith for a period of five (5) business days after delivery of such Reply Certificate to Merge to reach a written resolution of any objections raised in any such Reply Certificate.
          (c) If no Reply Certificate is received by the Escrow Agent with respect to any Notice of Claim within the Reply Period, then Merrick will be deemed to have delivered a Payment Authorization (as defined in Section 3.1(d)) acknowledging Merge’s right to receive the Escrow Deposit and the Escrow Agent will (without further action by Merge or Merrick) release the Escrow Deposit to Merge in accordance with the instructions set forth in the Notice of Claim.
          (d) If the Escrow Agent receives a Reply Certificate with respect to any Notice of Claim within the Reply Period, the Escrow Deposit will be held by the Escrow Agent and will not be released to Merge or Merrick except upon delivery to the Escrow Agent of either (i) joint written instructions signed by an authorized officer of Merge and Merrick directing the Escrow Agent to release the Escrow Deposit (or any other amount mutually agreed upon by such parties) or (ii) a final, non-appealable judgment, order, directive or ruling of a federal or state court of competent jurisdiction (either of (i) or (ii) being a “Payment Authorization,”) at which date the Escrow Agent will release the Escrow Deposit in accordance with the Payment Authorization.
          (e) Notwithstanding anything contained herein to the contrary, at any time the parties shall have the right to deliver a Payment Authorization to the Escrow Agent and upon receipt of such Payment Authorization the Escrow Agent will release the Escrow Deposit in accordance with the Payment Authorization.
          Section 3.3 Release on the Final Release Date. In the event that the Escrow Agent has not received a Notice of Claim pursuant to Section 3.2 hereof within twenty-seven (27) calendar days from the date hereof, the Escrow Agent will distribute to Merrick all amounts then on deposit in the Escrow Account.
ARTICLE IV. ESCROW AGENT
          Section 4.1 Fees. For its services hereunder, the Escrow Agent will receive the fees set forth on Schedule 1 attached hereto. The Escrow Agent will be reimbursed for all reasonable out-of-pocket expenses incurred by the Escrow Agent necessary to perform such services (other than taxes imposed in respect of the receipt of the fees referred to in the preceding sentence). The fees and the out-of-pocket expenses of the Escrow Agent will be paid to the Escrow Agent from the Escrow Deposit; provided, however, that if insufficient funds remain in the Escrow Account to pay such fees and expenses, the payment thereof shall be a joint and several obligation of Merrick and Merge.
          Section 4.2 Responsibilities of Escrow Agent. The Escrow Agent’s acceptance of its duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree will govern and control with respect to its rights, duties, liabilities and immunities:
          (a) The Escrow Agent will not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except its own gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.
          (b) The Escrow Agent may consult with legal counsel selected by it, and it will not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel.
          (c) The Escrow Agent will have no discretion whatsoever with respect to the management, disposition or investment of the Escrow Deposit and is not a trustee or fiduciary to Merge or Merrick.
          (d) Merge and Merrick agree jointly and severally to indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, “Damages”), including, without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or such persons, or incurred by them, directly or indirectly, in connection with this Agreement or the Escrow Agent’s acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder. Such indemnity includes, without limitation, Damages incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this paragraph are in addition to any other rights any of the Indemnified Parties may have by law or otherwise and will survive the termination of this Agreement or the resignation or removal of the Escrow Agent. Notwithstanding any provision to the contrary in this Agreement, Merge and Merrick will have no liability to the Indemnified Parties with respect to any Damages that result, directly or indirectly, from the gross negligence or willful misconduct of the Escrow Agent or such Indemnified Party.
          (e) The Escrow Agent’s duties and obligations hereunder shall be determined solely by the express provisions of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent is not charged with any duties or responsibilities with respect to the Purchase Agreement and shall not be required to take notice of the Purchase Agreement, except to the extent that capitalized terms used but not defined herein are defined in the Purchase Agreement. The Escrow Agent shall not be required to notify or obtain the consent, approval, authorization or order of any court or governmental body to perform its obligations under this Agreement, except as expressly provided herein.
          (f) The Escrow Agent will have no responsibility in respect of the validity or sufficiency of this Agreement or of the terms hereof. The recitals of facts in this Agreement will be taken as the statements of Merge and Merrick, and the Escrow Agent assumes no responsibility for the correctness of the same.
          (g) The Escrow Agent will be protected in acting upon any notice, instruction, direction, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document which it in good faith believes to be genuine and to have been signed and presented by the proper party or parties. Whenever the Escrow Agent will deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this Agreement, such matter may be deemed conclusively proved and established by a certificate signed by Merge and Merrick, and such certificate will be full warranty for any action taken or suffered in good faith under the provisions of this Agreement.
          (h) In the event of a dispute between the parties hereto sufficient in the sole discretion of the Escrow Agent to justify its doing so, the Escrow Agent will be entitled at the expense of the Escrow Deposit to tender the Escrow Deposit into the registry or custody of any court of competent jurisdiction, to initiate such legal proceedings at the expense of the Escrow Deposit as it deems appropriate, and thereupon to be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent determines to have jurisdiction over the Escrow Deposit. The filing of any such legal proceedings will not deprive the Escrow Agent of its compensation hereunder earned prior to such filing.
          (i) Except as specifically set forth above, the Escrow Agent does not have any interest in the Escrow Deposit but is serving as escrow agent only and having only possession thereof. This Section 4.2(i) will survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.
          (j) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of the parties hereto, anything herein to the contrary notwithstanding.
ARTICLE V. MISCELLANEOUS
          Section 5.1 Amendment and Termination. This Agreement may be amended or terminated by the written agreement of the parties hereto, or will terminate automatically at such time as all securities and funds from the Escrow Deposit have been paid or distributed in accordance with the terms of this Agreement and the Escrow Agent has received all fees as described in Section 4.1 hereto. Notwithstanding the foregoing, all provisions concerning the indemnification of the Escrow Agent and the other Indemnified Parties will survive any termination of this Agreement and the resignation or removal of the Escrow Agent.
          Section 5.2 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax or portable document format (pdf), as follows:
To Merge:
Merge Healthcare Incorporated
6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin 53214
Telephone: (414) 977-4000
Facsimile: (770) 810-7520
Attention: Chief Financial Officer
With a copy (for informational purposes only) to:
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Telephone: (404) 881-7000
Facsimile: (404) 881-7777
Attention: William S. Ortwein
To the Escrow Agent:
SunTrust Bank
Corporate Agency Services
The Hurt Building
50 Hurt Plaza
Suite 1110     Atlanta, GA 30303
Attention: Olga G. Warren, Group Vice President
Telephone: +1 (404) 588-7262
Facsimile: +1 (404) 588-7335
Email: Olga.Warren@SunTrust.com
If to Merrick:
Merrick Ventures
233 North Michigan Avenue, Suite 2330
Chicago, Illinois 60601
Telephone: 312-994-9410
Facsimile: 312-994-9495
Attention: Justin Dearborn

With a copy (for informational purposes only) to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Telephone: (312) 984-2121
Facsimile: (312) 984-7700
Attention: Mark A. Harris
or to such other person or address as any party will specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications will be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth (5th) business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day following the day on which such fax was sent, provided that a copy is also sent by certified, registered or overnight mail; provided, however, that notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice hereunder prior to its actual receipt thereof.
     Section 5.3 Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.
     Section 5.4 Identifying Information. Merge and Merrick acknowledge that a portion of the identifying information set forth on Schedule 2 is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L. 107-56 (the “Act”), and Merge and Merrick agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which the Escrow Agent is subject, in a timely manner. Merge and Merrick each represents, with respect to itself, that all identifying information set forth on Schedule 2, including, without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement from the Escrow Account.
     Section 5.5 Miscellaneous. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the express written consent of each of the parties hereto, other than an assignment by Merrick to the holder of a majority of the shares of its then outstanding capital stock, provided, that, such assignee agrees in a written instrument reasonably acceptable to Merge and the Escrow Agent to be subject to the same terms and conditions of this Agreement as Merrick is then subject. The headings in this Agreement are for convenience of reference only and will not define or limit the provisions hereof. This Agreement may be executed in several counterparts, each of which is an original but all of which together will constitute one instrument.

     IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Kenneth D. Rardin

Name: Kenneth D. Rardin
Title: Chief Executive Officer
Federal Tax I.D.: 39-1600938

MERRICK RIS, LLC

By:	/s/ Justin Dearborn

Name: Justin Dearborn
Title: Director
Federal Tax I.D.: 26-2506936

SUNTRUST BANK, as Escrow Agent

By:	/s/ Olga G. Warren

Name: Olga G. Warren
Title: Group Vice President
[Signature Page to Escrow Agreement]